Exhibit 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into as of September 30, 2003, between GRUBB & ELLIS COMPANY, a Delaware corporation (the “Company”), and BRIAN D. PARKER (the “Executive”).

     1.     POSITION AND DUTIES. The Executive shall have the title and position of Executive Vice President and Chief Financial Officer of the Company. Subject to control of the Board of Directors of the Company (the “Board”), the Executive shall have such duties and responsibilities commensurate with his title and position, and shall report to the Chief Executive Officer of the Company, or to the Board of Directors or one of its Committees, or to the Chairman of the Board, as the Company may determine from time to time. Executive’s employment is on a full-time basis, provided however, that Executive may participate from time to time in civic, charitable and educational activities, and may continue to be a member of the board of directors of Joplin Advisors, Inc. (“Joplin”), and if approved in advance by the Board, may become a member of one other for-profit board of directors, so long as such activities do not materially interfere with his duties and responsibilities to the Company.

     2.     LOCATION OF EMPLOYMENT. Executive’s principal place of employment shall be Northbrook, Illinois.

     3.     PERIOD OF CONTRACT EMPLOYMENT. The term “Period of Contract Employment,” as used in this Agreement, means the period beginning on October 1, 2003 and ending on the earlier of September 30, 2006 or, subject to the terms hereof, upon termination of the Executive’s employment with the Company.

     4.     MONTHLY BASE SALARY. During the Period of Contract Employment, the Company agrees to pay the Executive an annual base salary (the “Base Salary”) in the amount of Three Hundred Twenty Four Thousand ($324,000) Dollars. The Base Salary shall be payable as current salary, in installments (not less frequently than monthly) subject to all applicable withholding and deductions, in accordance with the Company’s customary payroll practices. The Company shall review the Executive’s Base Salary annually and, if appropriate, increase it in the Company’s discretion. The Company is currently engaged in a study of the compensation of its senior management (the “Compensation Study”). The Company agrees following completion of the Compensation Study to review the Executive’s compensation and consider, in its sole discretion, adjusting same, if appropriate.

     5.     BONUS COMPENSATION. During the Period of Contract Employment, the Executive shall be eligible to receive target bonus compensation (“Bonus Compensation”) of up to fifty percent (50%) of Base Salary. Bonus Compensation shall be based upon the performance of both the Executive and the Company of goals to be established by the Chief Executive Officer of the Company, in consultation with the Executive, in December of each year (commencing in December 2003) during the Period of Contract Employment in respect of the applicable succeeding calendar year. Bonus Compensation for calendar year 2003 shall be payable as follows: (a) fifty percent (50%) of the Bonus Compensation shall be guaranteed and shall be payable as current salary (at the rate of $6,750 per month through February 2004), in installments (not less frequently than monthly) subject to all applicable withholding and deductions, in accordance with the Company’s customary payroll practices. The Executive acknowledges receipt of guaranteed Bonus Compensation in respect of calendar year 2003 for the period from March 1, 2003 to date; and (b) the remainder of the Bonus Compensation for calendar year 2003, which is in the discretion of the Company, shall be payable promptly after February 28, 2004 in one lump sum, subject to all applicable withholding and deductions, in accordance with the Company’s customary payroll and bonus payment practices. Bonus Compensation in respect of calendar year 2004 and thereafter shall be payable entirely at the discretion of the Company, and shall be payable promptly after February 28 of the year following the calendar year in respect of which Bonus Compensation is payable in one lump sum, subject to all applicable withholding and deductions, in accordance with the Company’s customary bonus practices. All Bonus Compensation shall be prorated, as applicable, by reference to the period within such applicable calendar year that the Executive was employed by the Company, except as otherwise provided herein.

     6.     STOCK OPTIONS. Pursuant to the Company’s 2000 Stock Option Plan (referred to herein as the “Plan”), the Company, subject to the approval of the Board of Directors of the Company (the “Board”), to be obtained on the date of the next most practicable meeting of the Board (or by written consent), shall grant the Executive a stock option (the “Option” or “Options”) to purchase an aggregate of one hundred fifty thousand (150,000) shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), at a per share exercise price equal to the Fair Market Value (as such term is defined in the Plan) of the Common Stock at the close of trading day immediately preceding the date of the grant (the “Exercise Price”). The terms of the Options shall be set forth in the Company’s standard form of option agreement to be entered into between the Company and the Executive, and which shall reflect the terms set forth herein (the “Option Agreement”). The Options shall become exercisable as follows: Options to purchase up to 50,000 shares shall become exercisable on the date of the grant; Options to purchase up to 50,000 shares shall become exercisable on the first anniversary of the grant; and, Options to purchase up to 50,000 shares shall become exercisable two years from the anniversary of the grant. Subject to the terms of the Plan, the Option shall expire ten (10) years after the date of grant.

     7.     BENEFITS. During the Period of Contract Employment, and as otherwise provided in Section 8 hereof, the Executive shall be entitled to participate in or receive benefits and perquisites equivalent to any employee benefit plan or other arrangement, including but not limited to any medical, dental, retirement, disability, life insurance, sick leave and vacation plans or arrangements, and expense reimbursement policies generally made available by the Company to its senior executives, subject to or on a basis consistent with the terms, conditions and overall administration of such plans or arrangements; PROVIDED, that such plans and arrangements are made available at the discretion of the Company and nothing in this Agreement establishes any right of the Executive to the availability or continuance of any such plan or arrangement. The Company shall reimburse the Executive for up to five thousand dollars ($5,000) in attorneys’ fees reasonably expended in the negotiation of this Agreement. To the extent permitted by law, Executive shall receive service credit for his prior employment with the Company for purposes of future vesting or accrual of benefits. Executive shall accrue vacation at the rate of three (3)

weeks per year and may carryover up to two (2) weeks per year of vacation. Executive shall be indemnified by the Company in accordance with the Company’s Bylaws, as amended from time to time, and the parties have, in furtherance thereof, executed an indemnification agreement dated March 1, 2003 (the “Indemnification Agreement”). Within ten (10) business days of the execution and delivery of this Agreement, the Company shall reimburse Joplin for expenses incurred by it in the amount of $16,000.00.

     8.     TERMINATION. The following termination provisions and benefits are in lieu of the benefits available under the Company’s written policies and procedures, as amended, and the Company’s Executive Change of Control Plan, as amended, and the Company’s Executive Incentive Bonus and Severance Plan, as amended. Executive agrees that his termination provisions and benefits shall not be governed by such policies and plans.

(a) Termination by the Company Without Cause. The Company may terminate the Executive’s employment under this Agreement without Cause at any time by giving written notice to the Executive. Such termination will become effective upon the date specified in such notice (the “Effective Date”), provided that such date is at least ninety (90) days after the date of such notice. Upon any such termination, the Company will pay the Executive, within seven (7) days of the Effective Date of termination and subject to the Executive’s execution and delivery of such documents of mutual release as the parties may reasonably request and the Executive’s continuing compliance with the provisions of Sections 9 and 10 hereof (the “Release”): (i) all earned but unpaid Base Salary, guaranteed Bonus Compensation and any unused but accrued vacation through the Effective Date, payable in a lump sum within seven (7) days after the Effective Date (the “Earned Sums”); and (ii) all Base Salary payable in accordance with the Company’s customary payroll practices, and benefits provided for in Section 7 hereof for a period (the “Severance Period”) of either twelve (12) months following the Effective Date if such termination occurs prior to October 1, 2005 or six (6) months following the Effective Date if such termination occurs on or after October 1, 2005 (the “Severance Benefit”). The Severance Benefit shall not be reduced in the event the Executive obtains other employment or consulting work.

(b) Termination by the Company for Cause. The Company may immediately terminate the Executive’s employment at any time for Cause by giving written notice to the Executive. Upon any such termination for Cause, the Executive shall have no right to compensation under Section 8(a)(ii), including, without limitation, and except as required by law, to participate in any employee benefit programs under Section 7 for any period subsequent to the date of termination. For purposes of this Section 8(b), “Cause” shall mean: (i) the Executive is convicted of or pleads guilty or nolo contendere to a felony; (ii) the Executive, in carrying out his duties hereunder, commits acts involving dishonesty or fraud or is guilty of gross negligence or willful misconduct; (iii) the Executive refuses to comply with any lawful directive of the Board that is commensurate with the Executive’s titles within 15 days after written notice has been given to the Executive by the Company; or (iv) there is a material breach by the Executive of this Agreement that, to the extent curable, is not cured by the Executive within 15 days of written notice to the Executive thereof by the Company.

(c) Death or Disability. This Agreement and the obligations of the Company hereunder will, upon the Company’s election in writing to the Executive within thirty (30) days thereafter, terminate upon the death or disability of the Executive. For purposes of this Section 8(c), “disability” shall mean that for a period of more than three (3) months the Executive is unable to perform the essential functions of his duties because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Upon the Executive’s death or in the event that the Company elects to terminate the Executive’s employment in the event of his disability, in addition to the payments and/or rights set forth in Section 8(g) hereof, the Executive or his personal representatives shall be paid in a lump sum within seven (7) days of the execution and delivery of a Release a prorated portion of his targeted Bonus Compensation as though the same were guaranteed for the calendar year during which the Executive shall die or become disabled.

(d) Termination by the Executive for Good Reason. The Executive may terminate his employment under this Agreement at any time for Good Reason by giving sixty (60) days written notice to the Company. For purposes of this Section 8(d), “Good Reason” shall mean: (i) the Executive’s principal place of employment is moved to a location other than in the Chicago, Illinois metropolitan area; (ii) the Executive suffers a reduction in title or is required to report to other than one of the following: the Chief Executive Officer of the Company, the Chairman of the Board of Directors of the Company or the Board of Directors of the Company or one of its committees; or (iii) a material breach of the Agreement by the Company that is not cured fifteen (15) days after written notice of the breach has been given to the Company by the Executive. In the event of such a termination, the Executive shall be entitled to the Severance Benefit set forth in Section 8(a) and benefits set forth in Section 7 during the Severance Period.

(e) Termination by the Executive Without Good Reason. The Executive may terminate his employment under this Agreement at any time by giving written notice to the Company. Such termination will become effective upon the date specified in such notice, provided that such date is at least ninety (90) days after the date of delivery of the notice. Upon any such termination, the Company shall be relieved of all of its obligations under this Agreement, except for the payments and the provision of benefits set forth in Section 8(g) hereof.

(f) Termination of the Executive Upon a Change of Control. Upon a “Change of Control” (as such term is defined herein), (i) the Company may terminate the Executive’s employment simultaneously with such Change of Control or within thirty (30) days thereafter or (ii) the Executive may resign his employment with the Company effective during the thirty (30) day period after the ninetieth (90th) day after such Change of Control. In the event that the Executive’s employment is terminated or he resigns pursuant to this Section 8(f), in addition to the payments and benefits set forth in Section 8(g) hereof, the Executive shall be paid in a lump sum within seven (7) days following execution of the Release twelve (12) months Base Salary and Bonus Compensation in respect of the succeeding twelve (12) month period at target as though guaranteed, less applicable withholding and deductions, in accordance with the Company’s customary payroll and bonus payment practices. In addition, the Executive shall be provided the benefits set forth in Section 7 hereof, for the succeeding twelve (12) month period, at the active employee contribution rate, if any, in effect at such time. For purposes of this Section 8(f) and the Option Agreement, the term “Change of Control” shall have the meaning given to it on Exhibit A annexed hereto.

(g) Termination Payment/Benefits. In addition to the payments and benefits otherwise set forth in this Section 8 payable to or to be provided to the Executive following the termination of Executive’s employment with the Company, the Executive shall be entitled to receive: (i) the Earned Sums; (ii) subject to the terms and conditions of the applicable plans, vested benefits under any of the Company’s benefit plans in which the Executive participates; and (iii) subject to the terms and conditions of the applicable plans, such benefit continuation and conversion rights as may be afforded former employees of the Company under plans in which the Executive participates.

     9.     NON-COMPETITION; NON-SOLICITATION

               (a) Executive hereby agrees and covenants that during the period of Executive’s employment with the Company, Executive will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business or enterprise that shall, at the time, be in whole or in substantial part competitive with any material part of the business conducted by the Company (a “Competitor”) (which, for purposes of this Section 9 shall include the Company’s subsidiaries and affiliates) during the period of Executive’s employment with the Company (except that ownership of not more than 1% of the outstanding securities of any class of any entity that is listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 9(a)). The Company acknowledges that Executive is a principal of Joplin, a management consulting firm. While Executive will work full time for the Company during the Period of Contract Employment, it is acknowledged that Executive may need to address certain issues in respect of Joplin from time to time, provided that (i) it does not interfere with his duties and responsibilities for the Company and (ii) neither Executive nor Joplin will engage in any activities on behalf of a Competitor.

               (b) Executive agrees and covenants that for the period commencing on the date hereof and ending twelve (12) months following the termination of Executive’s employment with the Company (the “Limited Period”), Executive will not (without first obtaining the written permission of the Company) directly or indirectly divert or attempt to divert from the Company any business of any kind in which the Company or its subsidiaries or affiliates is engaged.

               (c) Executive agrees and covenants that for the Limited Period, Executive will not (without first obtaining the written permission of the Company) for himself or any third party, directly or indirectly, recruit for employment, or induce or seek to cause such person to terminate his or her employment or association with the Company, any person who then is an employee, consultant or independent contractor salesperson of the Company.

     10.     CONFIDENTIALITY. The Executive hereby covenants and agrees, for a period of five (5) years from the date hereof (the “Restricted Period”), he will not, directly or indirectly, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means or any other confidential information concerning the business or policies of the Company or any subsidiary thereof. The Executive’s obligations shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of the Executive; (iii) is known to the Executive prior to his receipt of such information from the Company or any of its subsidiaries, as evidenced by the Executive’s written records; or (iv) is disclosed to the Executive by a third party not under an obligation of confidence to the Company.

     11.     SEVERABILITY, ENFORCEABILITY. In the event that the provisions of the Section captioned “Non-Competition; Non-Solicitation” or “Confidentiality”, or any portion thereof, should ever be adjudicated by a court of competent jurisdiction in proceedings to which the Company is a proper party to exceed the time or geographic or other limitations permitted by applicable law, then such provisions will be deemed reformed to the maximum time or other limitations permitted by applicable law, as determined by such court in such action, the parties hereby acknowledging their desire that in such event such action be taken. Without limiting the foregoing, the covenants contained herein will be construed as separate covenants covering their respective subject matters, including, without limitation, with respect to (a) each business now conducted by the Company or its successors, and (b) the Company and its successors separately. In addition to the above, all provisions of this Agreements are severable, and the invalidity or unenforceability of any provision or provisions of this Agreement or portions or aspects thereof will not affect the validity or enforceability of any other provision, or portion of this Agreement, which will remain in full force and effect as if executed with the unenforceable or invalid provision or portion or aspect thereof modified, as set forth above.

     12.     GOVERNING LAW. This Agreement is being made and executed in and is intended to be performed in the State of Illinois and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Illinois, without regard to the conflict of laws principles thereof.

     13.     ENTIRE AGREEMENT. This Agreement (together with the Indemnification Agreement) comprises the entire agreement between the parties hereto relating to the subject matter hereof and, as of the date hereof, supersede, cancel and annul all previous employment agreements between the Company (and/or its predecessors) and the Executive (including, without limitation, the Employment Agreement dated as of March 1, 2003 between the parties), as the same may have been amended or modified, and any right of the Executive thereunder other than for compensation accrued thereunder as of the date hereof, and supersede, cancel and annul all other prior written and oral agreements between the Executive and the Company or any predecessor to the Company, except that the Indemnification Agreement shall hereafter continue to be in full force and effect. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.

     14.     DISPUTES. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall be finally determined and settled by arbitration. Arbitration shall be initiated by one party making written demand upon the other party and simultaneously filing the demand together with required fees in the office of the American Arbitration Association in Chicago, Illinois. The arbitration proceeding shall be conducted in Chicago, Illinois by a single arbitrator in accordance with the Expedited Procedures of the Employment Dispute Resolution Rules required by the arbitrator, and the parties shall have no obligation to comply with discovery requests made in the arbitration proceeding. The arbitration award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over such parties. Attorneys’ fees and costs shall be awarded to the prevailing party, as determined by the arbitrator. Notwithstanding the foregoing, in the event that hereafter the Company enters into an employment agreement with a Chief Executive Officer of the Company that provides for judicial dispute resolution, then in such event, at the Company’s option, this Agreement shall be deemed to be automatically amended to provide for an identical means of dispute resolution.

     15.     NOTICES. Any notice, request, claim, demand, document and other communication hereunder to any party will be effective upon receipt (or refusal of receipt) and will be in writing and delivered personally or sent by telecopy, overnight delivery service (such as Fed Ex) or certified or registered mail, postage prepaid, as follows: if to the Company, addressed to the attention of its General Counsel at 2215 Sanders Road, Suite 400, Northbrook, IL 60062; and if to the Executive, at:

Brian D. Parker
6513 Lyons Street
Morton Grove, IL 60053

     Either party may change the notice address by notifying the other party in writing.

     16.     AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Board and signed by the Executive and the Company. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

     17.     MISCELLANEOUS. Executive acknowledges that the services to be rendered by Executive are unique and personal and Executive may not assign his rights or delegate his duties or obligations under this Agreement without the prior approval of the Company. The rights and obligations of the Company under this Agreement shall inure and be binding upon its legal representatives, successors and assigns, including without limitation, successors by merger, sale of assets or otherwise, provided however that an assignment to a shell company without a reasonable amount of assets is not permitted.

     18.     SURVIVAL. The obligations of the parties shall survive the termination of this Agreement to the extent necessary to carry out the intent of the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

GRUBB & ELLIS COMPANY

By:	/s/ C. Michael Kojaian	/s/ Brian D. Parker

	C. Michael Kojaian	Brian D. Parker

Exhibit A

Change of Control

     For purposes of this Agreement and the Option Agreement, a “Change of Control” shall mean the occurrence of any of the following: (a) a majority of the members of the Board are representatives or designees of any “Person” or “Group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding representatives, designees or affiliates of Warburg Pincus Investors, L.P. (“Warburg”), The Goldman Sachs Group, Inc. (“GS Group”) or C. Michael Kojaian and Mike Kojaian (the “Kojaian Investors”); it being understood that it shall not be deemed to be a Change of Control if no Person or Group shall have designated or nominated a majority of the members of the Company Board; (b) any “Person” or “Group”, other than Warburg, the GS Group or the Kojaian Investors is or becomes the “beneficial owner” (as defined in Rule 13D-3 under the Exchange Act as in effect on the date hereof, except that a Person shall be deemed to be the “beneficial owner” of all shares that any such Person or Group has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty (60) day period referred to in such Rule), directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, or (c) the Company shall consolidate, merge or exchange securities with any other entity and the stockholders of the Company immediately before the effective time of such transaction do not beneficially own, immediately after the effective time of such transaction, shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock entitled to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the consolidation, merger or share exchange would be entitled for the purpose of electing directors, or d) the sale of all or substantially all of the assets of the Company and its subsidiaries. Notwithstanding anything set forth herein to the contrary, in the event that immediately subsequent to the occurrence of any of the events set forth in subclauses (b) through (d) immediately proceeding, (i) the Company is an entity whose equity securities are registered under Section 12(b) or 12(g) of the Exchange Act, or the Company is a reporting entity under Section 15(d) of the Exchange Act as a result of its outstanding equity securities, and (ii) no Person or Group owns shares of the Company representing more than fifty percent (50%) of all shares entitled to vote for the purpose of electing directors (without consideration of the rights of any class of stock entitled to elect directors by a separate class vote), then for purposes of this Agreement and the Option Agreement, no Change in Control shall be deemed to have occurred. For purposes hereof, the term “affiliate” shall include all Persons controlled by or under common control with any other Person, or any trusts, partnerships or other entity for the benefit of any Person which is an individual or for the benefit of such individual’s family members.